TOYS“R”US, INC. REPORTS RESULTS FOR THE FOURTH QUARTER AND FULL YEAR OF FISCAL 2015

•	Consolidated same store sales grew by 2.3% for the quarter and 0.9% for the full year

•	Fiscal 2015 SG&A expense reduction of $322 million resulted in the lowest full year SG&A since 2006

•	Full year consolidated Adjusted EBITDA[1] of $800 million, a 25% improvement over the prior year

•	Consolidated Net Leverage[2] for fiscal 2015 of 5.0x, a reduction of 1.3x

WAYNE, NJ (March 9, 2016) - Toys“R”Us, Inc. today reported financial results for the fourth quarter and full year of fiscal 2015 ended January 30, 2016. Consolidated Adjusted EBITDA was $800 million for the full year, a $158 million improvement. The Domestic segment showed continued improvement in operating performance for the fourth quarter and full year and International segment same store sales grew for the eighth consecutive quarter. Since the inception of the “Fit for Growth” initiative in 2014, the Company has realized $307 million in savings, with the balance of the $325 million target expected to be achieved by the end of fiscal 2016.
“I am very encouraged by our positive consolidated same store sales in what was a very competitive marketplace,” said Dave Brandon, Chairman and Chief Executive Officer, Toys“R”Us, Inc. “Throughout the year, and especially during the holiday season, we focused on improving our execution to deliver a positive and memorable shopping experience to our customers. We significantly improved our performance, but we can and will make further progress on our quest to achieve flawless execution in every aspect of our operations. We grew Adjusted EBITDA by 25% by successfully executing a number of key initiatives while continuing to take advantage of the progress we’ve made to right-size our cost structure.”
Fourth Quarter Fiscal 2015 Highlights

•
Consolidated same store sales were up 2.3%. International had growth of 3.9% mainly attributable to an increase in the learning category, partially offset by a decline in the entertainment category (which includes electronics, video game hardware and software). Domestic had growth of 1.2% over the prior year period primarily due to an increase in the core toy and learning categories, partially offset by a decline in the entertainment and baby categories.

•
Consolidated net sales were $4,853 million, a decrease of $130 million compared to the prior year period. Excluding a $169 million negative impact from foreign currency translation, net sales increased $39 million, mainly attributable to same store sales growth in both the International and Domestic segments, partially offset by Domestic store closures.

•
Gross margin dollars were $1,657 million, compared to $1,688 million for the prior year period, a decrease of $31 million. Excluding a $60 million negative impact from foreign currency translation, gross margin dollars increased by $29 million. Gross margin rate was 34.1%, an increase of 0.2 percentage points versus the prior year period. Domestic gross margin rate increased by 0.3 percentage points primarily due to a shift in sales mix away from lower margin entertainment products, partially offset by an increase in shipping costs due to higher e-commerce sales volume. International gross margin rate increased by 0.3 percentage points as a result of margin improvements associated with the learning and entertainment categories, partially offset by increased cost of U.S. dollar denominated merchandise purchases.

•
SG&A decreased by $46 million to $1,143 million, compared to $1,189 million in the prior year. Excluding a $35 million favorable impact from foreign currency translation, SG&A decreased by $11 million, primarily due to a $21 million decrease in payroll expenses, partially offset by a favorable legal settlement of $12 million in the prior year.

•
Operating earnings were $447 million, compared to $417 million in the prior year period. Domestic segment operating earnings improved by $31 million, primarily as a result of SG&A savings compared to the prior year period. Excluding a $21 million negative impact from foreign currency translation, International segment operating earnings improved by $35 million mainly as a result of an increase in gross margin dollars due to higher net sales compared to the prior year period. Corporate overhead increased by $15 million.

•	Adjusted EBITDA[1] improved by $45 million to $574 million, compared to $529 million in the prior year period.

•	Net earnings were $276 million, compared to $265 million in the prior year period, an improvement of $11 million.
Full Year Fiscal 2015 Highlights

•
Consolidated same store sales increased by 0.9% due to International same store sales growth of 3.2%, which was driven by improvement in the learning and baby categories, partially offset by a decline in entertainment. Domestic same store sales decreased by 0.6% due to a decline in the entertainment and baby categories, partially offset by increases in core toy and learning categories.

•
Consolidated net sales were $11,802 million, a decrease of $559 million compared to the prior year. Excluding a $571 million negative impact of foreign currency translation, net sales were up predominantly due to increases in same store sales in the International segment, partially offset by a decline in same store sales in the Domestic segment. Net sales also benefited from new stores Internationally, offset by Domestic store closures.

•
Gross margin dollars were $4,226 million, compared to $4,430 million for the prior year, a decrease of $204 million. Excluding a $215 million negative impact from foreign currency translation, gross margin dollars increased by $11 million. Gross margin rate remained consistent at 35.8%.

•
SG&A decreased by $322 million to $3,593 million, compared to $3,915 million in the prior year. Excluding a $174 million favorable impact from foreign currency translation, SG&A decreased by $148 million, primarily due to an $81 million decrease in payroll expenses, a $40 million decline in advertising and promotional expenses and a $16 million decrease in occupancy costs, predominantly as a result of Domestic store closures.

•
Operating earnings were $378 million, compared to $191 million in the prior year. Domestic segment operating earnings improved by $152 million, primarily as a result of SG&A savings compared to the prior year period. Excluding a $22 million negative impact from foreign currency translation, International segment operating earnings improved by $64 million primarily as a result of an increase in gross margin dollars due to higher net sales compared to the prior year. Corporate overhead increased by $7 million.

•	Adjusted EBITDA[1] was $800 million, compared to $642 million in prior year, an improvement of $158 million.

•	Net loss was $130 million, compared to a net loss of $292 million in the prior year period, an improvement of $162 million.
In closing Mr. Brandon stated, “We have an exciting and challenging year ahead of us. We believe we can continue the positive momentum we have built by executing our four strategic pillars: grow and build our brands throughout the world, create a world class experience for our customers, create a strong financial foundation and make talent and culture a competitive advantage. I am proud of the hard work that all of our team members have put in to get us to this point and I look forward to continuing on our path forward.”
Capital Spending and Depreciation

•	For the full year, capital spending was $219 million, compared to $207 million in the prior year, an increase of $12 million.

•	Depreciation expense was $343 million, a decrease of $34 million, which included a $14 million benefit from foreign currency translation.
Liquidity and Debt
The Company, including Toys“R”Us-Delaware, Inc., ended the year with total liquidity of $1.8 billion, which was relatively consistent with last year. This was comprised of cash and cash equivalents of $680 million and availability under committed lines of credit of $1.1 billion. Toys“R”Us-Delaware, Inc. ended the year with $1,023 million of liquidity, a $54 million improvement from last year. This was comprised of cash and cash equivalents of $139 million and availability under its revolving line of credit of $884 million.
Total debt was $4.7 billion, a decrease of $45 million from the prior year.
A summary of the “Fit for Growth” initiative is set forth at the end of this press release.
1 A detailed description and reconciliation of EBITDA and Adjusted EBITDA for Toys“R”Us, Inc. and Toys“R”Us-Delaware, Inc., and management’s reasons for using these measures, are set forth at the end of this press release.
2 Net Leverage represents total debt outstanding less cash and cash equivalents and restricted cash attributed to debt as of the end of the year, divided by full year Adjusted EBITDA.
About Toys“R”Us, Inc.
Toys“R”Us, Inc. is the world’s leading dedicated toy and baby products retailer, offering a differentiated shopping experience through its family of brands. Merchandise is sold in 866 Toys“R”Us and Babies“R”Us stores in the United States, Puerto Rico and Guam, and in more than 750 international stores and over 245 licensed stores in 37 foreign countries and jurisdictions. In addition, it exclusively operates the legendary FAO Schwarz brand and sells extraordinary toys at FAO.com. With its strong portfolio of e-commerce sites including Toysrus.com and Babiesrus.com, it provides shoppers with a broad online selection of distinctive toy and baby products. Headquartered in Wayne, NJ, Toys“R”Us, Inc. has an annual workforce of approximately 62,000 employees worldwide. The Company is committed to serving its communities as a caring and reputable neighbor through programs dedicated to keeping kids safe and helping them in times of need. Additional information about Toys“R”Us, Inc. can be found on Toysrusinc.com.

Forward-Looking Statements
All statements that are not historical facts in this press release, including statements about our beliefs or expectations, are forward-looking statements. These statements are subject to risks, uncertainties and other factors, including, among others, the seasonality of our business, competition in the retail industry, changes in our product distribution mix and distribution channels, general economic factors in the United States and other countries in which we conduct our business, consumer spending patterns, birth rates, our ability to implement our strategy including implementing initiatives for season, our ability to recognize cost savings, implementation and operation of our new e-commerce platform, marketing strategies, the availability of adequate financing, access to trade credit, changes in consumer preferences, changes in employment legislation, our dependence on key vendors for our merchandise, political and other developments associated with our international operations, costs of goods that we sell, labor costs, transportation costs, domestic and international events affecting the delivery of toys and other products to our stores, product safety issues including product recalls, the existence of adverse litigation, changes in laws that impact our business, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements and other risks, uncertainties and factors set forth in our reports and documents filed with the Securities and Exchange Commission (which reports and documents should be read in conjunction with this press release). In addition, we typically earn a disproportionate part of our annual operating earnings in the fourth quarter as a result of seasonal buying patterns and these buying patterns are difficult to forecast with certainty. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments unless required by the Securities and Exchange Commission’s rules and regulations. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in any forward-looking statement.
# # #
For more information please contact:
Lenders and Note Investors:
Chetan Bhandari, Senior Vice President, Corporate Finance & Treasurer at 973-617-5841 or Chetan.Bhandari@toysrus.com
Media:
Corporate Communications at 973-617-5900 or press@toysrus.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	13 Weeks Ended		Fiscal Years Ended
(In millions)	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Net sales	$4,853	$4,983	$11,802	$12,361
Cost of sales	3,196	3,295	7,576	7,931
Gross margin	1,657	1,688	4,226	4,430
Selling, general and administrative expenses	1,143	1,189	3,593	3,915
Depreciation and amortization	90	92	343	377
Other income, net	(23)	(10)	(88)	(53)
Total operating expenses	1,210	1,271	3,848	4,239
Operating earnings	447	417	378	191
Interest expense	(96)	(112)	(429)	(451)
Interest income	1	1	3	4
Earnings (loss) before income taxes	352	306	(48)	(256)
Income tax expense	74	39	76	32
Net earnings (loss)	278	267	(124)	(288)
Less: Net earnings attributable to noncontrolling interest	2	2	6	4
Net earnings (loss) attributable to Toys “R” Us, Inc.	$276	$265	$(130)	$(292)

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In millions)	January 30, 2016	January 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$680	$698
Accounts and other receivables	225	225
Merchandise inventories	2,270	2,064
Current deferred tax assets	—	45
Prepaid expenses and other current assets	113	122
Total current assets	3,288	3,154
Property and equipment, net	3,163	3,335
Goodwill	64	64
Deferred tax assets	96	133
Restricted cash	52	53
Other assets	305	376
Total Assets	$6,968	$7,115

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$1,699	$1,571
Accrued expenses and other current liabilities	994	1,032
Income taxes payable	32	20
Current portion of long-term debt	73	176
Total current liabilities	2,798	2,799
Long-term debt	4,670	4,612
Deferred tax liabilities	64	112
Deferred rent liabilities	345	347
Other non-current liabilities	245	255
Temporary Equity	111	85
Total Stockholders’ Deficit	(1,265)	(1,095)
Total Liabilities, Temporary Equity and Stockholders’ Deficit	$6,968	$7,115

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Fiscal Years Ended
(In millions)	January 30, 2016	January 31, 2015
Cash Flows from Operating Activities:
Net loss	$(124)	$(288)
Adjustments to reconcile Net loss to Net cash provided by operating activities:
Depreciation and amortization	343	377
Amortization and write-off of debt issuance costs and debt discount	28	59
Net gains on sales of properties	(20)	(5)
Deferred income taxes	17	(1)
Non-cash portion of asset impairments and other charges	20	20
Proceeds from settlement of derivatives	—	9
Unrealized losses on foreign exchange	10	15
Other	(1)	23
Changes in operating assets and liabilities:
Accounts and other receivables	(2)	(6)
Merchandise inventories	(256)	(16)
Prepaid expenses and other operating assets	18	14
Accounts payable, Accrued expenses and other liabilities	190	283
Income taxes payable, net	15	(8)
Net cash provided by operating activities	238	476
Cash Flows from Investing Activities:
Capital expenditures	(219)	(207)
Increase in restricted cash	(2)	(5)
Proceeds from sales of fixed assets	13	18
Acquisitions	(2)	(1)
Property insurance recovery	—	2
Net cash used in investing activities	(210)	(193)
Cash Flows from Financing Activities:
Long-term debt borrowings	1,451	2,866
Long-term debt repayments	(1,472)	(3,010)
Short-term debt borrowings, net	—	(12)
Capitalized debt issuance costs	(6)	(35)
Net cash used in financing activities	(27)	(191)
Effect of exchange rate changes on Cash and cash equivalents	(19)	(38)
Cash and cash equivalents:
Net (decrease) increase during period	(18)	54
Cash and cash equivalents at beginning of period	698	644
Cash and cash equivalents at end of period	$680	$698

OPERATING METRICS
(Unaudited)

	13 Weeks Ended		Fiscal Years Ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Domestic Segment:
Operating Data
Gross margin as a percentage of net sales	32.7%	32.4%	34.3%	34.1%
Same store sales	1.2%	(4.5)%	(0.6)%	(1.0)%
Change in number of transactions	(0.9)%	(5.4)%	(2.5)%	(1.0)%
Change in average basket size	2.1%	0.9%	1.9%	—%
Net Sales by Product Category
Baby	21.6%	22.7%	36.9%	37.9%
Core Toy	24.4%	22.6%	18.4%	17.2%
Entertainment	12.5%	14.7%	9.0%	10.2%
Learning	30.2%	29.2%	23.5%	22.6%
Seasonal	10.5%	9.8%	11.4%	11.2%
Other (1)	0.8%	1.0%	0.8%	0.9%
Total	100%	100%	100%	100%

International Segment:
Operating Data
Gross margin as a percentage of net sales	36.6%	36.3%	38.3%	38.6%
Same store sales (2)	3.9%	2.2%	3.2%	1.8%
Change in number of transactions	(2.0)%	5.4%	(1.8)%	4.4%
Change in average basket size (2)	5.9%	(3.2)%	5.0%	(2.6)%
Net Sales by Product Category
Baby	12.9%	12.1%	20.5%	20.2%
Core Toy	26.5%	27.6%	23.2%	23.5%
Entertainment	8.4%	10.3%	7.1%	8.5%
Learning	39.0%	37.2%	32.8%	31.1%
Seasonal	12.6%	12.2%	15.7%	15.9%
Other (3)	0.6%	0.6%	0.7%	0.8%
Total	100%	100%	100%	100%

Consolidated:
Operating Data
Gross margin as a percentage of net sales	34.1%	33.9%	35.8%	35.8%
Same store sales (2)	2.3%	(1.9)%	0.9%	0.0%
Change in number of transactions	(1.4)%	(0.7)%	(2.2)%	1.4%
Change in average basket size (2)	3.7%	(1.2)%	3.1%	(1.4)%

(1)	Consists primarily of non-product related revenues.

(2)	Excludes the impact of foreign currency translation.

(3)	Consists primarily of non-product related revenues, including licensing revenue from unaffiliated third parties.

FIT FOR GROWTH SAVINGS THROUGH FISCAL 2015
(Unaudited)

(In millions)
	Initiatives	Domestic			International			Consolidated
		Actual	Estimated Remaining	Total Target	Actual	Estimated Remaining	Total Target	Total Target
Margin	Marketing Effectiveness	$85	$—	$85	$—	$—	$—	$85
	End-to-End	30	—	30	3	—	3	33
	Private Label	6	12	18	1	3	4	22
	Sub-total Margin	$121	$12	$133	$4	$3	$7	$140

SG&A	In-Store Operations	53	—	53	16	—	16	69
	Supply Chain	3	—	3	4	—	4	7
	Organizational Effectiveness	24	—	24	8	3	11	35
	Procurement & Other	57	—	57	17	—	17	74
	Sub-total SG&A	$137	$—	$137	$45	$3	$48	$185
	Fit For Growth Total	$258	$12	$270	$49	$6	$55	$325

Non-GAAP Disclosure of EBITDA and Adjusted EBITDA
We believe Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors in the Company regularly request Adjusted EBITDA as a supplemental analytical measure to, and in conjunction with, the Company’s financial data prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). We understand that investors use Adjusted EBITDA, among other things, to assess our period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.
In addition, we believe that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA and Adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. We use the non-GAAP financial measures for planning and forecasting and measuring results against the forecast and in certain cases we use similar measures for bonus targets for certain of our employees. Using several measures to evaluate the business allows us and investors to assess our relative performance against our competitors.
Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies, even in the same industry, may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. The Company does not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as measures of operating performance.
A reconciliation of Earnings (loss) before income taxes to EBITDA and Adjusted EBITDA for Toys “R” Us, Inc. is as follows:

	13 Weeks Ended		Fiscal Years Ended
(In millions)	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Earnings (loss) before income taxes	$352	$306	$(48)	$(256)

Add:
Interest expense, net	95	111	426	447
Depreciation and amortization	90	92	343	377
EBITDA	537	509	721	568

Adjustments:
Impairment of long-lived assets	12	5	16	13
Compensation expense (a)	11	7	24	22
Certain transaction costs (b)	11	(3)	13	(2)
Foreign currency re-measurement (c)	8	15	11	15
Severance	5	1	24	17
Store closure costs (d)	2	(1)	7	4
Net gains on sales of properties	(12)	—	(20)	(5)
Property losses, net of insurance recoveries	—	—	(1)	(9)
Sponsors’ management and advisory fees (e)	—	4	6	18
Litigation (f)	—	(8)	(1)	(8)
Obsolete inventory clearance (g)	—	—	—	9
Adjusted EBITDA (h)	$574	$529	$800	$642

A reconciliation of Earnings (loss) before income taxes to EBITDA and Adjusted EBITDA for Toys “R” Us-Delaware, Inc. is as follows:

	13 Weeks Ended		Fiscal Years Ended
(In millions)	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Earnings (loss) before income taxes	$250	$184	12	(219)

Add:
Interest expense, net	30	47	156	197
Depreciation and amortization	58	60	225	252
EBITDA	338	291	393	230

Adjustments:
Impairment of long-lived assets	—	1	2	7
Compensation expense (a)	1	3	—	14
Certain transaction costs (b)	7	(3)	7	(2)
Foreign currency re-measurement (c)	8	15	11	15
Severance	3	—	14	13
Store closure costs (d)	2	10	10	22
Net gains on sales of properties	—	—	(1)	(1)
Property losses, net of insurance recoveries	—	—	(1)	(9)
Sponsors’ management and advisory fees (e)	1	4	6	17
Litigation (f)	—	(8)	—	(8)
Obsolete inventory clearance (g)	—	—	—	9
Adjusted EBITDA (h)	$360	$313	$441	$307

(a)	Represents the incremental compensation expense related to certain one-time awards and modifications, net of forfeitures of certain officers’ awards.

(b)	Fiscal 2015 primarily represents expenses associated with the transition of our U.S. e-commerce operations and other transaction costs.

(c)
Represents the unrealized loss on foreign exchange related to the re-measurement of the portion of the Tranche A-1 loan facility due fiscal 2019 attributed to Toys “R” Us (Canada) Ltd. Toys “R” Us (Canada) Ltee.

(d)	Represents store closure costs, net of lease surrender income.

(e)
Represents the fees expensed to our Sponsors in accordance with the advisory agreement. In June 2015, the advisory agreement was amended in order to reduce the advisory fees payable in fiscal 2015 and thereafter from $17 million to $6 million annually.

(f)	Represents certain litigation expenses and settlements recorded for legal matters.

(g)	Represents an incremental loss on previously identified clearance inventory, as well as, third party fees associated with our clearance efforts.
(h) Adjusted EBITDA is defined as EBITDA (earnings (loss) before net interest expense (income), income tax expense (benefit), depreciation and amortization), as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance including certain items which are generally non-recurring. We have excluded the impact of such items from internal performance assessments. We believe that excluding items such as Sponsors’ management and advisory fees, asset impairment charges, severance, impact of litigation, store closure costs, net gains on sales of properties and other charges, helps investors compare our operating performance with our results in prior periods. We believe it is appropriate to exclude these items as they are not related to ongoing operating performance and, therefore, limit comparability between periods and between us and similar companies.